SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 32)*

                             Icahn Enterprises L.P.
                                (Name of Issuer)

            Depositary Units Representing Limited Partner Interests
                         (Title of Class of Securities)

                                  029169 10 9
                                 (CUSIP Number)

                                Keith Schaitkin
                             Deputy General Counsel
                             Icahn Associates Corp.
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4300

          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                August 10, 2010

            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          Arnos Sub Corp.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)      /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
          2(d) or 2(e)     /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          2,622,745

8     SHARED VOTING POWER
          0

9     SOLE DISPOSITIVE POWER
          2,622,745

10    SHARED DISPOSITIVE POWER
          0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,622,745

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.10%

14    TYPE OF REPORTING PERSON
          CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          Barberry Corp.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)     /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)      /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          2,656,444

8     SHARED VOTING POWER
          7,050,228

9     SOLE DISPOSITIVE POWER
          2,656,444

10    SHARED DISPOSITIVE POWER
          7,050,228

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9,706,672

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          11.46%

14    TYPE OF REPORTING PERSON
          CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          Caboose Holding LLC

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)     /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)     /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          2,764,141

8     SHARED VOTING POWER
          0

9     SOLE DISPOSITIVE POWER
          2,764,141

10    SHARED DISPOSITIVE POWER
          0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,764,141

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.26%

14    TYPE OF REPORTING PERSON
          OO

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1     NAME  OF  REPORTING  PERSON
          CCI  Offshore  LLC

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)     /x/
          (b)     /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
          Not  applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
          2(d)  or  2(e)      /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
          1,706,723

8     SHARED  VOTING  POWER
          0

9     SOLE  DISPOSITIVE  POWER
          1,706,723

10    SHARED  DISPOSITIVE  POWER
          0

11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          1,706,723

12    CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          /  /

13    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          2.01%

14    TYPE  OF  REPORTING  PERSON
          OO

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1.    NAME  OF  REPORTING  PERSON
          CCI  Onshore  LLC

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)     /x/
          (b)     /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
          Not  applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
          2(d)  or  2(e)      /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
          3,515,515

8     SHARED  VOTING  POWER
          0

9     SOLE  DISPOSITIVE  POWER
          3,515,515

10    SHARED  DISPOSITIVE  POWER
          0

11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          3,515,515

12    CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          /  /

13    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          4.15%

14    TYPE  OF  REPORTING  PERSON
          OO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          Gascon Partners

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)     /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)      /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          11,892,167

8     SHARED VOTING POWER
          0

9     SOLE DISPOSITIVE POWER
          11,892,167

10    SHARED DISPOSITIVE POWER
          0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          11,892,167

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          14.04%

14    TYPE OF REPORTING PERSON
          PN

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1     NAME  OF  REPORTING  PERSON
          High  Coast  Limited  Partnership

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)     /x/
          (b)     /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
          Not  applicable.

5     CHECK  BOX  IF  DISCLOSURE  OF  LEGAL  PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS  2(d)  or  2(e)      /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
          41,060,337

8     SHARED  VOTING  POWER
          3,515,515

9     SOLE  DISPOSITIVE  POWER
          41,060,337

10    SHARED  DISPOSITIVE  POWER
          3,515,515

11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          44,575,852

12    CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          /  /

13    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          52.61%

14    TYPE  OF  REPORTING  PERSON
          PN

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          Highcrest Investors Corp.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)     /x/
          (b)      /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)      /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          3,866,379

8     SHARED VOTING POWER
          2,622,745

9     SOLE DISPOSITIVE POWER
          3,866,379

10    SHARED DISPOSITIVE POWER
          2,622,745

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,489,124

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          7.66%

14    TYPE OF REPORTING PERSON
          CO

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1     NAME  OF  REPORTING  PERSON
          Icahn  Management  LP

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)     /x/
          (b)     /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
          Not  applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
          2(d)  or  2(e)      /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
          3,410,441

8     SHARED  VOTING  POWER
          0

9     SOLE  DISPOSITIVE  POWER
          3,410,441

10    SHARED  DISPOSITIVE  POWER
          0

11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          3,410,441

12    CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          /  /

13    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          4.03%

14    TYPE  OF  REPORTING  PERSON
          PN

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1     NAME  OF  REPORTING  PERSON
          Modal  LLC

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)     /x/
          (b)     /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
          Not  applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
          2(d)  or  2(e)      /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
          562,679

8     SHARED  VOTING  POWER
          0

9     SOLE  DISPOSITIVE  POWER
          562,679

10    SHARED  DISPOSITIVE  POWER
          0

11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          562,679

12    CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          /  /

13    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          0.66%

14    TYPE  OF  REPORTING  PERSON
          OO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          Thornwood Associates Limited Partnership

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)     /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)     /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          4,286,087

8     SHARED VOTING POWER
          0

9     SOLE DISPOSITIVE POWER
          4,286,087

10    SHARED DISPOSITIVE POWER
          0

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,286,087

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.06%

14    TYPE OF REPORTING PERSON
          PN

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          Arnos Corp.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)     /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)      /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          0

8     SHARED VOTING POWER
          2,622,745

9     SOLE DISPOSITIVE POWER
          0

10    SHARED DISPOSITIVE POWER
          2,622,745

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,622,745

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.10%

14    TYPE OF REPORTING PERSON
          CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          Unicorn Associates Corporation

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)     /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)      /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          0

8     SHARED VOTING POWER
          2,622,745

9     SOLE DISPOSITIVE POWER
          0

10    SHARED DISPOSITIVE POWER
          2,622,745

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,622,745

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.10%

14    TYPE OF REPORTING PERSON
          CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          ACF Industries Holding Corp.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)     /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)      /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          0

8     SHARED VOTING POWER
          2,622,745

9     SOLE DISPOSITIVE POWER
          0

10    SHARED DISPOSITIVE POWER
          2,622,745

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,622,745

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.10%

14    TYPE OF REPORTING PERSON
          CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          Buffalo Investors Corp.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)     /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)      /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          0

8     SHARED VOTING POWER
          6,489,124

9     SOLE DISPOSITIVE POWER
          0

10    SHARED DISPOSITIVE POWER
          6,489,124

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,489,124

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          7.66%

14    TYPE OF REPORTING PERSON
          CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          Starfire Holding Corporation

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)     /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)      /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          0

8     SHARED VOTING POWER
          6,489,124

9     SOLE DISPOSITIVE POWER
          0

10    SHARED DISPOSITIVE POWER
          6,489,124

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,489,124

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          7.66%

14    TYPE OF REPORTING PERSON
          CO

                                  SCHEDULE 13D

CUSIP  No.  029169  10  9

1.    NAME  OF  REPORTING  PERSON
          Odysseus  Holding  Corp.

2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)     /x/
          (b)     /  /

3     SEC  USE  ONLY

4     SOURCE  OF  FUNDS
          Not  applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
          2(d)  or  2(e)      /  /

6     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
          Delaware

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH:

7     SOLE  VOTING  POWER
          0

8     SHARED  VOTING  POWER
          1,706,723

9     SOLE  DISPOSITIVE  POWER
          0

10    SHARED  DISPOSITIVE  POWER
          1,706,723

11    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON
          1,706,723

12    CHECK  BOX  IF  THE  AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          /  /

13    PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11)
          2.01%

14    TYPE  OF  REPORTING  PERSON
          CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          Little Meadow Corp.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)      /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)     /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          0

8     SHARED VOTING POWER
          56,468,019

9     SOLE DISPOSITIVE POWER
          0

10    SHARED DISPOSITIVE POWER
          56,468,019

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          56,468,019

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          66.65%

14    TYPE OF REPORTING PERSON
          CO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          CCI Manager LLC

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)     /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)      /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          0

8     SHARED VOTING POWER
          3,410,441

9     SOLE DISPOSITIVE POWER
          0

10    SHARED DISPOSITIVE POWER
          3,410,441

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,410,441

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES     /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          4.03%

14    TYPE OF REPORTING PERSON
          OO

                                  SCHEDULE 13D

CUSIP No. 029169 10 9

1     NAME OF REPORTING PERSON
          Carl C. Icahn

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (a)     /x/
          (b)     /  /

3     SEC USE ONLY

4     SOURCE OF FUNDS
          Not applicable.

5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)     /  /

6     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7     SOLE VOTING POWER
          0

8     SHARED VOTING POWER
          78,343,658

9     SOLE DISPOSITIVE POWER
          0

10    SHARED DISPOSITIVE POWER
          78,343,658

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          78,343,658

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          /  /

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          92.46%

14    TYPE OF REPORTING PERSON
          IN

                        SCHEDULE 13D - Amendment No. 32

Item  1.     Security  and  Issuer

The Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") on September 24, 1990, as previously amended (the "Initial 13D"), is hereby further amended to furnish the additional information set forth in this Amendment No. 32 to the Initial 13D. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial 13D. This filing relates to the depositary units of the Issuer, Icahn Enterprises L.P., a Delaware Limited Partnership (the "Depositary Units"). The address of the principal executive office of the Issuer is 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Item  4.  Purpose  of  Transaction

Item  4  of  the Initial 13D is hereby amended by the addition of the following:

On January 15, 2010, pursuant to a Contribution and Exchange Agreement dated as of January 12, 2010 (the "ARI Agreement"), Barberry, Caboose and Modal contributed to the Issuer 11,564,145 shares of common stock of American Railcar Industries, Inc. ("ARI") for aggregate consideration consisting of 3,116,537 Depositary Units, subject to certain post-closing adjustments. On August 10, 2010, 973,498 additional Depositary Units in the aggregate were issued to Barberry, Caboose and Modal based on a post-closing adjustment formula that measures the amount that the six-month volume-weighted average price of ARI's common stock has exceeded or is less than certain price targets (subject to a ceiling) following the closing date. Pursuant to the ARI Agreement, the Depositary Units issued to Barberry, Caboose and Modal will have certain registration rights. The foregoing description of the ARI Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the ARI Agreement, a copy of which was filed by the Reporting Persons on January 15, 2010 as Exhibit 2 to Amendment No. 30 to their statement on Schedule 13D and is incorporated herein by reference.

Item  5.  Interest  in  Securities  of  the  Issuer

Items 5(a) and 5(b) of the Initial 13D are hereby amended and restated as follows:

(a) After taking the transaction described in Item 4 into account, the Reporting Persons may be deemed to beneficially own, in the aggregate, 78,343,658 Depositary Units, representing approximately 92.46% of the Issuer's outstanding Depositary Units (based upon: (i) the 83,754,921 Depositary Units stated to be outstanding as of August 4, 2010 by the Issuer in the Issuer's Form 10-Q filing filed with the Securities and Exchange Commission on August 5, 2010; and (ii) the 973,498 Depositary Units issued in connection with the transaction described in Item 4).

(b) Arnos Sub has sole voting power and sole dispositive power with respect to 2,622,745 Depositary Units, representing approximately 3.10% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Arnos, Unicorn, ACF Holding, Highcrest, Buffalo, Starfire and Mr. Icahn (by virtue of their relationships to Arnos Sub) may be deemed to indirectly beneficially own the Depositary Units which Arnos Sub owns. Each of Arnos, Unicorn, ACF Holding, Highcrest, Buffalo, Starfire and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Barberry has sole voting power and sole dispositive power with respect to 2,656,444 Depositary Units, representing approximately 3.14% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, Mr. Icahn (by virtue of his relationship to Barberry) may be deemed to indirectly beneficially own the Depositary Units which Barberry owns. Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Caboose has sole voting power and sole dispositive power with respect to 2,764,141 Depositary Units, representing approximately 3.26% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Barberry and Mr. Icahn (by virtue of their relationships to Caboose) may be deemed to indirectly beneficially own the Depositary Units which Caboose owns. Each of Barberry and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

CCI Offshore has sole voting power and sole dispositive power with respect to 1,706,723 Depositary Units, representing approximately 2.01% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Odysseus and Mr. Icahn (by virtue of their relationships to CCI Offshore) may be deemed to indirectly beneficially own the Depositary Units which CCI Offshore owns. Each of Odysseus and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

CCI Onshore has sole voting power and sole dispositive power with respect to 3,515,515 Depositary Units, representing approximately 4.15% of the jesjesIssuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of High Coast, Little Meadow and Mr. Icahn (by virtue of their relationships to CCI Onshore) may be deemed to indirectly beneficially own the Depositary Units which CCI Onshore owns. Each of High Coast, Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Gascon has sole voting power and sole dispositive power with respect to 11,892,167 Depositary Units, representing approximately 14.04% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Little Meadow and Mr. Icahn (by virtue of their relationships to Gascon) may be deemed to indirectly beneficially own the Depositary Units which Gascon owns. Each of Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

High Coast has sole voting power and sole dispositive power with respect to 41,060,337 Depositary Units, representing approximately 48.46% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Little Meadow and Mr. Icahn (by virtue of their relationships to High Coast) may be deemed to indirectly beneficially own the Depositary Units which High Coast owns. Each of Little Meadow and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Highcrest has sole voting power and sole dispositive power with respect to 3,866,379 Depositary Units, representing approximately 4.56% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Buffalo, Starfire and Mr. Icahn (by virtue of their relationships to Highcrest) may be deemed to indirectly beneficially own the Depositary Units which Highcrest owns. Each of Buffalo, Starfire and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Icahn Management has sole voting power and sole dispositive power with respect to 3,410,441 Depositary Units, representing approximately 4.03% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of CCI Manager and Mr. Icahn (by virtue of their relationships to Icahn Management) may be deemed to indirectly beneficially own the Depositary Units which Icahn Management owns. Each of CCI Manager and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Modal has sole voting power and sole dispositive power with respect to 562,679 Depositary Units, representing approximately 0.66% of the Issuer's outstanding
Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, Mr. Icahn (by virtue of his relationship to Modal) may be deemed to indirectly beneficially own the Depositary Units which Modal owns. Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

Thornwood has sole voting power and sole dispositive power with respect to 4,286,087 Depositary Units, representing approximately 5.06% of the Issuer's outstanding Depositary Units. Pursuant to Rule 13d-3(a) under the Exchange Act, each of Barberry and Mr. Icahn (by virtue of their relationships to Thornwood) may be deemed to indirectly beneficially own the Depositary Units which Thornwood owns. Each of Barberry and Mr. Icahn disclaims beneficial ownership of the Depositary Units for all other purposes.

                                   SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement on Schedule 13D concerning the depositary units representing limited partner interests in Icahn Enterprises L.P., a Delaware limited partnership, is true, complete and correct.

Dated: August 10, 2010

ACF INDUSTRIES HOLDING CORP.

By: /s/ Keith Cozza
    -------------------------
      Name:   Keith Cozza
      Title:  Vice  President

ARNOS  CORP.

By: /s/ Keith Cozza
    ---------------
    Name:  Keith Cozza
    Title: Authorized Signatory

ARNOS  SUB  CORP.

By: /s/ Keith Cozza
    ---------------
    Name:  Keith Cozza
    Title: Authorized President

BARBERRY CORP.

By: /s/ Edward E. Mattner
    ---------------------
    Name:  Edward E. Mattner
    Title: Authorized Signatory

BUFFALO INVESTORS CORP.

By: /s/ Edward E. Mattner
    ---------------------
    Name:  Edward E. Mattner
    Title: President and Treasurer

CABOOSE  HOLDING  LLC

By: /s/ Keith Cozza
    ---------------
    Name:  Keith Cozza
    Title: Treasurer

CCI  MANAGER  LLC

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title: Authorized  Signatory

CCI  OFFSHORE  LLC
By:  Odysseus  Holding  Corp.,  its  sole  member

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title: Authorized  Signatory

CCI  ONSHORE  LLC
By:  High  Coast  Limited  Partnership,  its  sole  member
By:  Little  Meadow  Corp.,  its  general  partner

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title: Authorized  Signatory

GASCON PARTNERS
By: Little Meadow Corp.
Its: Managing General Partner

By: /s/ Edward E. Mattner
    ---------------------
    Name:  Edward E. Mattner
    Title: Authorized  Signatory

HIGH COAST LIMITED PARTNERSHIP
By:  Little Meadow Corp.
Its: General Partner

By: /s/ Edward E. Mattner
    ---------------------
    Name:  Edward E. Mattner
    Title: Authorized Signatory

HIGHCREST INVESTORS CORP.

By: /s/Keith Cozza
    -------------------------
    Name:  PersonNameKeith Cozza
    Title: Vice President

ICAHN  MANAGEMENT  LP

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward  E.  Mattner
     Title: Authorized Signatory

LITTLE MEADOW CORP.

By: /s/ Edward E. Mattner
    ---------------------
    Name:  Edward E. Mattner
    Title: Authorized Signatory

MODAL  LLC

By:  /s/  Edward  E.  Mattner
     ------------------------
     Name:  Edward E. Mattner
     Title: Vice President

ODYSSEUS HOLDING CORP.

By: /s/ Edward E. Mattner
    ---------------------
    Name:  Edward E. Mattner
    Title: Authorized Signatory

STARFIRE HOLDING CORPORATION

By: /s/ Keith Cozza
    -------------------------
    Name:  Keith Cozza
    Title: Authorized Signatory

THORNWOOD ASSOCIATES LIMITED PARTNERSHIP
By:  Barberry  Corp.,  its  general  partner

By: /s/ Edward E. Mattner
    ---------------------
    Name:  Edward E. Mattner
    Title: Authorized Signatory

UNICORN ASSOCIATES CORPORATION

By: /s/ Edward E. Mattner
    ---------------------
    Name:  Edward E. Mattner
    Title: President and Treasurer




/s/ Carl C. Icahn
-----------------
CARL C. ICAHN




    [Signature Page for Amendment No. 32 to Icahn Enterprises Schedule 13D]